As Filed With the Securities and Exchange Commission on September 29, 2006
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pacific Ethanol, Inc.
(Exact name of registrant as specified in its charter)

Delaware	41-2170618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5711 N. West Avenue, Fresno, California 93711

(Address of Principal Executive Offices) (Zip Code)

2006 STOCK INCENTIVE PLAN
(Full title of the plan)

Neil Koehler
Chief Executive Officer
Pacific Ethanol, Inc.
5711 N. West Avenue
Fresno, California 93711

(Name and address of agent for service)

(559) 435-1771

(Telephone number, including area code, of agent for service)

COPIES TO:

Larry A. Cerutti, Esq.
John T. Bradley, Esq.
Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California 92626
(714) 641-5100 / (714) 546-9035 (fax)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value	2,000,000 shares	$13.70	$27,400,000	$2,932
(1)
In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)
The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and is based upon the average of high and low sales prices of the Registrant’s common stock on the Nasdaq Global Market on September 26, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be sent or given to employees in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). We will furnish without charge to each employee to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Pacific Ethanol, Inc., 5711 N. West Avenue Fresno, California 93711, Attention: Secretary. Pacific Ethanol’s telephone number is (559) 435-1771.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this registration statement:

•	Our current report on Form 8-K for September 6, 2006, as filed with the Securities and Exchange Commission on September 12, 2006 (File No. 0-21467);

•	Our current report on Form 8-K for August 23, 2006, as filed with the Securities and Exchange Commission on August 29, 2006;

•	Our quarterly report on Form 10-Q for the three and six months ended June 30, 2006, as filed with the Securities and Exchange Commission on August 18, 2006;

•	Our current report on Form 8-K for August 9, 2006, as filed with the Securities and Exchange Commission on August 15, 2006;

•	Our current report on Form 8-K for June 26, 2006, as filed with the Securities and Exchange Commission on June 27, 2006;

•	Our current report on Form 8-K for June 20, 2006, as filed with the Securities and Exchange Commission on June 21, 2006;

•	Our current report on Form 8-K for May 25, 2006, as filed with the Securities and Exchange Commission on May 31, 2006;

•	Our quarterly report on Form 10-Q for the three months ended March 31, 2006, as filed with the Securities and Exchange Commission on May 15, 2006;

•	Our current report on Form 8-K for April 19, 2006, as filed with the Securities and Exchange Commission on April 24, 2006;

•	Our annual report on Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on April 14, 2006;

•	Our current report on Form 8-K for April 13, 2006, as filed with the Securities and Exchange Commission on April 19, 2006;

•	Our current report on Form 8-K for January 26, 2006, as filed with the Securities and Exchange Commission on February 1, 2006; and

•
The description of our capital stock contained in Amendment No. 3 to Registration Statement on Form S-1 (Reg. No. 333-127714), as filed with the Securities and Exchange Commission on November 30, 2005, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the above, information that is “furnished to” the Securities and Exchange Commission shall not be deemed “filed with” the Securities and Exchange Commission and shall not be deemed incorporated by reference into this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit indemnification under certain circumstances and subject to certain limitations, such as if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

As permitted to Section 145 of the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of its directors of monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we shall indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;

•
we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advance if it is ultimately determined that such person is not entitled to indemnification;

•
the rights conferred in the bylaws are not exclusive, and we are authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for additional procedural protections. We also maintain directors’ and officers’ insurance to insure those persons against various liabilities.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 7. Exemption from Registration Claimed.

Not Applicable.

ITEM 8. Exhibits.
4.1	2006 Stock Incentive Plan
5.1	Opinion of Rutan & Tucker, LLP
23.1	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (contained on the signature pages to this Registration Statement)

ITEM 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California, on September 27, 2006.

PACIFIC ETHANOL, INC., a Delaware corporation

By:	/s/ NEIL M. KOEHLER
Neil M. Koehler
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil Koehler his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Exchange Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ WILLIAM L. JONES William L. Jones	Chairman of the Board and Director	September 27, 2006

/s/ NEIL M. KOEHLER Neil M. Koehler	President, Chief Executive Officer and Director (principal executive officer)	September 27, 2006

/s/ WILLIAM G. LANGLEY William G. Langley	Chief Financial Officer (principal financial and accounting officer)	September 27, 2006

/s/ FRANK P. GREINKE Frank P. Greinke	Director	September 27, 2006

/s/ DOUGLAS L. KIETA Douglas L. Kieta	Director	September 27, 2006

/s/ JOHN L. PRINCE John L. Prince	Director	September 27, 2006

/s/ TERRY L. STONE Terry L. Stone	Director	September 27, 2006

/s/ ROBERT P. THOMAS Robert P. Thomas	Director	September 27, 2006

EXHIBIT INDEX

4.1	2006 Stock Incentive Plan
5.1	Opinion of Rutan & Tucker, LLP
23.1	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (contained on the signature pages to this Registration Statement)